Exhibit 99.1

Media Relations

News release

Contact

Steve Brecken

781.522.5127

Raytheon Board Elects Michael C. Ruettgers Lead Director

WALTHAM, Mass., (May, 8, 2006) Raytheon Company announced at its Annual Meeting of Stockholders on May 3, 2006 the election of Michael C. Ruettgers as lead director of the Raytheon Company Board of Directors, and the appointment of four directors to serve as committee chairs. William R. Spivey will serve as the Chair of the Management Development and Compensation Committee; John M. Deutch will serve as the Chair of the Governance and Nominating Committee; and Linda G. Stuntz will serve as the Chair of the Public Affairs Committee. Ronald L. Skates will continue to serve as the Chair of the Audit Committee. The new committee chairs are the result of the retirement of Warren B. Rudman and Thomas E. Everhart from Raytheon’s Board of Directors. Rudman previously served as Lead Director and Chair of the Management Development and Compensation and Everhart served as Chair of the Governance and Nominating Committee.

Michael C. Ruettgers, who is Special Advisor and Retired Chairman of EMC Corporation, joined the board in 2000. Prior to serving as Chairman and CEO of EMC, Ruettgers held a variety of senior executive positions at EMC Corporation.

William R. Spivey, a director of the Company since 1999, is the retired President and Chief Executive Officer of Luminent, Inc. John M. Deutch is an Institute Professor at the Massachusetts Institute of Technology and has been a director of the Company since 1998. Linda G. Stuntz, a director of the Company since 2004, is a partner in the law firm of Stuntz, Davis & Staffer, P.C. Ronald L. Skates is a private investor and the former President and Chief Executive officer of Data General Corporation; he has been a director of the Company since 2003.

Raytheon Company (NYSE: RTN), with 2005 sales of $21.9 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

###